Exhibit 3.14
AMENDED AND RESTATED OPERATING AGREEMENT
OF
AVIV ASSET MANAGEMENT, L.L.C.
     This Amended and Restated Operating Agreement (this “Agreement”) of AVIV ASSET MANAGEMENT, L.L.C. (the “Company”), dated and effective as of September 9, 2010, is entered into by AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP as the sole member (the “Member”).
     WHEREAS, the Company was formed in the State of Delaware on March 17, 2005 and registered in the State of Illinois on April 4, 2005;
     WHEREAS, Craig M. Bernfield Business, L.L.C. (“CMB LLC”) and Zev Karkomi Revocable Trust (“ZK Trust”), as initial members of the Company, entered into the Operating Agreement of the Company effective as of April 2005 (the “Original Agreement”);
     WHEREAS, the Member desires to amend and restate the Original Agreement to reflect that, pursuant to the Manager Contribution and Exchange Agreement dated October 16, 2007 among the Member, CMB LLC and ZK Trust, CMB LLC and ZK Trust contributed all their limited liability company interests in the Company to the Member in exchange for Class F limited partnership units in Member;
     WHEREAS, the Original Agreement requires the consent of the manager of the Company in order to amend the Original Agreement; and
     WHEREAS, Craig M. Bernfield wishes to sign this Agreement solely to evidence his consent, as the sole manager of the Company prior to the date hereof, to the amendment of the Original Agreement as set forth herein.
     NOW, THEREFORE, the Member, by execution of this Agreement, hereby agrees as follows:
     1. Name. The name of the limited liability company is Aviv Asset Management, L.L.C.
     2. Certificates. The Member is hereby designated an authorized person within the meaning of the Act. The Member is hereby authorized to execute, deliver and file any certificates (and any amendments and/or restatements thereof) (a) to be filed in the office of the Secretary of State of the State of Delaware, or (b) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.
     3. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

     4. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:
     (a) Act as an asset and property manager;
     (b) Make any expenditures, lend or borrow money, assume or guarantee indebtedness and other liabilities, issue evidences of indebtedness and incur any obligation necessary for the conduct of the operations of the Company or any entity for whom the Company acts as an asset and/or property manager, and secure the same by mortgage, pledge or other lien on the assets of the Company;
     (c) Negotiate, execute and perform any contracts, including, without limitation, contracts with any person or entity affiliated with the Member, conveyances or other instruments useful or necessary to the conduct of the operations of the Company or any entity for whom the Company acts as an asset and/or property manager;
     (d) Act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;
     (e) Take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;
     (f) Acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;
     (g) Invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;
     (h) Prepay, in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;
     (i) Employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;
     (j) Enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and
     (k) Do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

     5. Principal Business Office. The principal business office of the Company is 303 West Madison Street, Suite 2400, Chicago, Illinois 60606.
     6. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.
     7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.
     8. Members. The name and the mailing address of the Member are as follows:

Name	Address

Aviv Healthcare Properties Limited Partnership	303 West Madison Street, Suite 2400
Chicago, Illinois 60606
     9. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.
     10. Capital Contributions. The Member is deemed admitted as the Member of the Company effective as of October 16, 2007. The Member has previously made various capital contributions to the Company, as indicated in the books and records of the Company.
     11. Additional Contributions. The Member is not required to make any additional capital contribution to the Company. However, the Member may at any time make additional capital contributions to the Company in cash or other property.
     12. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated solely to the Member.
     13. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.
     14. Management. In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. The Member has the authority to bind the Company.

     15. Officers.
     (a) The Member may, from time to time as it deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the “Officers”) and assign titles to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office.
     (b) As of the date hereof, the Officers of the Company are as follows:

Name	Title

Craig M. Bernfield	Chief Executive Officer and President

Steven J. Insoft	Chief Financial Officer

Samuel H. Kovitz	Executive Vice President, General Counsel and Secretary

Avi Lewittes	Chief Investment Officer

Donna O’Neill-Mulvihill	Vice President of Finance

Leticia Chavez	Executive Vice President and Senior Administration Officer
     (c) Any delegation pursuant to this Section 15 may be revoked at any time by the Member. An Officer may be removed with or without cause by the Member.
     16. Other Business. The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.
     17. Exculpation and Indemnification. No Member or Officer shall be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Officer by this Agreement, except that a Member or Officer shall be liable for any such loss, damage or claim incurred by reason of such Member’s or Officer’s willful misconduct. To the full extent permitted by applicable law, a Member or Officer shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Member or Officer by reason of any act or omission performed or omitted by such Member or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Officer by this Agreement, except that no Member or Officer shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Member or Officer by reason of willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 17 shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.
     18. Assignments. The Member may at any time assign in whole or in part its limited liability company interest in the Company. If the Member transfers all of its interest in the Company pursuant to this Section 18, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.
     19. Resignation. The Member may at any time resign from the Company. If the Member resigns pursuant to this Section 19, an additional member shall be admitted to the Company, subject to Section 20 hereof, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.
     20. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.
     21. Dissolution.
     (a) The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) at any time there are no members of the Company unless the Company is continued in accordance with the Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.
     (b) The bankruptcy of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.
     (c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.
     22. Severability of Provisions. Each provision of this Agreement shall be considered severable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.
     23. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

     24. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.
     25. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.
     26. Sole Benefit of Member. Except as expressly provided in Section 17, the provisions of this Agreement (including Section 11) are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any contributions or payments to the Company.
* * *

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP By: AVIV HEALTHCARE, L.L.C. Its: General partner
By:	/s/ Craig M. Bernfield
	Name:	Craig M. Bernfield
Its: Sole Manager

Acknowledged and agreed, solely in
his capacity as the sole manager of
the Company prior to the date hereof,

/s/ Craig M. Bernfield
Craig M. Bernfield

Aviv Asset Management, L.L.C. — Amended and Restated Operating Agreement